Exhibit 99.1
FOR IMMEDIATE RELEASE
PROLIANCE VOLUNTARILY REQUESTS DELISTING OF COMMON STOCK FROM NYSE AMEX EXCHANGE
NEW HAVEN, CT, July 2, 2009 — Proliance International, Inc. (NYSE Amex: PLI) today announced that it has voluntarily requested the NYSE Amex Exchange to delist its common stock from trading on the NYSE Amex Exchange. This announcement follows the filing of voluntary petitions by the Company and its U.S. subsidiaries today in the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code. The Company does not currently intend to relist its common stock on another exchange as it expects there will be no recovery to the common stockholders upon completion of the bankruptcy process. The NYSE Amex Exchange had previously halted trading of the Company’s common stock on June 24, 2009.
Forward Looking Statements
Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to the effects of the chapter 11 filings, business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “efforts,” “estimate,” “expect,” “goal,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “proposal,” “pursue,” “will” and similar expressions identify forward-looking statements.
Additional factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements include the effects of the financial crisis and turmoil in the capital markets, developments in the chapter 11 cases, the global recession and other factors identified in Proliance’s 2008 Annual Report on Form 10-K and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and Proliance does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.
About Proliance International, Inc.
Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Contact
Arlen F. Henock, Chief Financial Officer, Proliance International, Inc., (203) 859-3626, or Steven Anreder (steven.anreder@anreder.com) or Gary Fishman (gary.fishman@anreder.com) of Anreder & Company, (212) 532-3232